Contact:	Timothy M. Doyle Senior Managing Director, CFO 858.551.0511

FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS
NINTH CONSECUTIVE YEAR OF RECORD EARNINGS FOR THE YEAR ENDED
DECEMBER 31, 2004

La Jolla, California (February 8, 2005) --- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the year ended December 31, 2004, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $30.6 million or $4.75 per diluted share compared to $29.6 million or $4.55 per diluted share for the prior year. President and Chief Executive Officer George W. Haligowski stated that "We are proud to announce our ninth consecutive year of record earnings. Our balance sheet has grown to $2.3 billion, and is primarily a reflection of our increasing loan production, including improving loan production resulting from our national expansion strategy. I expect the contribution and progress achieved from our expansion to continue to improve next year."

Net interest income before provision for loan losses decreased 1.9 percent to $83.5 million for the year ended December 31, 2004, compared to $85.1 million for the same period last year. The decrease was primarily caused by the effect of interest expense from our trust preferred securities as a result of the adoption of FASB Interpretation Number 46 (FIN 46), Consolidation of Variable Interest Entities, at December 31, 2003. The adoption of FIN 46 required that, beginning on January 1, 2004, we record the expense incurred on our junior subordinated debentures related to the trust preferred securities as interest expense in the consolidated statements of income. Prior period financial information has not been restated for the adoption of FIN 46, and as a result, amounts recorded relating to interest payments to the trusts were recorded as minority interest in income of subsidiary during the same period last year. Excluding the effect of the adoption of FIN 46, net interest income before provision for loan losses increased by $4.6 million or 5.4 percent as compared to the same period last year. The increase in net interest income earned, excluding the effect of the trust preferred securities, was primarily a result of an increase in the average balance of loans outstanding, reflecting an increase in loan production and a decline in loan prepayment speeds experienced during the period, an increase in the average balance of investments held-to-maturity, partially offset by a general decline in our net interest spread and an increase in the average balance of interest bearing liabilities. The decline in net interest spread resulted from deposits repricing to higher current market interest rates, the addition of new borrowings at higher current market interest rates, and a decline in the yield of our loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates.

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ITLA Capital Corporation reports earnings
For the year ended December 31, 2004

Non-interest income was $14.5 million for the year ended December 31, 2004, compared to $15.2 million for the same period last year. Non-interest income primarily consists of fee income earned in connection with the Bank's refund anticipation loan program ("RAL") with Household International, Inc. (Household), a wholly-owned subsidiary of HSBC Holdings plc (HSBC). During 2004, the Bank earned $9.3 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees. RAL income earned during the same period last year was $9.0 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees, respectively. During 2004, Household and its affiliates terminated their RAL and private label credit card programs with the Bank.

The provision for loan losses was $4.7 million for the year ended December 31, 2004, compared to $7.8 million for the same period last year. These provisions for loan losses were recorded to provide reserves adequate to support known and inherent losses in our loan portfolio and for specific reserves as of December 31, 2004 and 2003, respectively.

General and administrative expenses increased to $42.0 million for the current year, compared to $36.7 million for the same period last year. The increase was attributable to the development and continued national expansion of the small balance multi-family real estate lending platform. During the current year, we opened twenty loan production offices, and to date, there are thirty-one loan production offices open on the west coast, the eastern seaboard and the southwestern regions of the United States. Our efficiency ratio (defined as recurring general and administrative expenses as percentage of net revenue) was 42.9 percent for the year ended December 31, 2004, compared to 36.6 percent for the prior year.

Loan production was $1.02 billion for the year ended December 31, 2004, compared to $794.8 million for the year ended December 31, 2003. During the current year, the Bank originated and/or purchased $634.8 million of commercial real estate loans, $238.0 million of small balance multi-family real estate loans, $92.2 million of film finance loans and $52.1 million of franchise loans. Loan originations for the previous year consisted of originations and/or purchases of $496.1 million of commercial real estate loans, $150.6 million of small balance multi-family real estate loans, $90.5 million of film finance loans and $57.6 million of franchise loans. Haligowski commented that: "This year's loan production represents the highest volume of production in the Company's 30 year history and marks the first time that our production has exceeded $1 billion. Small balance multi-family loan production has increased approximately 60% from last year as we continue to expand our footprint across the nation."

Net income for the quarter ended December 31, 2004 was $5.7 million or $0.93 per diluted share, compared to $5.7 million or $0.87 per diluted share for the same period last year. Net interest income before provision for loan losses was $21.1 million in the quarter ended December 31, 2004, compared to $20.0 million for the same period in 2003. The increase in net interest income earned was due to an increase in average balance of loans and investments held-to-maturity maintained as compared to the same period last year, partially offset by a decline in the net interest spread earned during the current period, an increase in the average balance of interest bearing liabilities, and the effect of interest expense from our trust preferred securities as a result of the adoption of FIN 46 at December 31, 2003. The increase in the average balance of loans outstanding reflects an increase in loan production and a decline in loan prepayment speeds experienced during the period. The decline in net interest spread was caused by a general increase in the average cost of funds, as deposits repriced and

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ITLA Capital Corporation reports earnings
For the year ended December 31, 2004

other borrowing were entered into at higher current market interest rates, and a decline in the yield of the loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates. As previously discussed, the adoption of FIN 46 required that, beginning on January 1, 2004, we record the expense incurred on our junior subordinated debentures related to the trust preferred securities as interest expense in the consolidated statements of income.

Loan production for the three months ended December 31, 2004 was $372.4 million, compared to $269.5 million for the same period in the prior year. The current period loan production consisted of originations and/or purchases of $259.1 million of commercial real estate loans, $84.3 million of small balance multi-family loans, $22.9 million of film finance loans and $6.1 million of franchise loans. Loan production for the same period last year was $269.5 million, which consisted of $154.9 million of commercial real estate loans, $52.3 million of small balance multi-family loans, $38.6 million of film finance loans and $23.7 million of franchise loans.

The provision for loan losses was $1.3 million during the current quarter as compared to $660,000 for the same period last year. The provisions for loan losses were recorded to provide for reserves adequate to support the known and inherent risks of loss in our loan portfolio and for specific reserves as of December 31, 2004 and 2003, respectively.

General and administrative expenses increased to $10.3 million in the current quarter, compared to $8.7 million for the same period last year. The increase was primarily attributable to the continued national expansion of our small balance multi-family real estate lending platform. Our efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 48.4 percent in the fourth quarter of 2004 as compared to 42.1 percent for the same period last year.

Total assets increased $500.0 million to $2.3 billion at December 31, 2004, compared to $1.8 billion at December 31, 2003. The increase in total assets was due primarily to a $288.4 million increase in our loan portfolio, and a $296.0 million increase in investments held-to-maturity, partially offset by a $90.7 million decrease in cash and cash equivalents. The increase in the loan portfolio was primarily due to the increased loan production and a decline in prepayment speeds experienced during the current period. Haligowski commented that: "Our growth in total assets achieved during the year of $500 million is equal to the total assets of the Company when we went public in October 1995. We have virtually created that $500 million bank during the year through our organic asset origination capability."

At December 31, 2004, nonperforming assets totaled $14.7 million or 0.63 percent of total assets as compared to $15.6 million or 0.86 percent as of December 31, 2003. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at December 31, 2004, was 242.2 percent as compared to 392.3 percent at December 31, 2003.

The allowance for loan losses as a percentage of our total loans was 1.9 percent at December 31, 2004, as compared to 2.2 percent at December 31, 2003. During the year ended December 31, 2004, we had net charge-offs of $2.6 million, compared to $7.4 million during the same period last year.

At December 31, 2004, shareholders' equity totaled $194.7 million or 8.4 percent of total assets. During 2004, we continued our stock repurchase program with the recent announcements of the eighth and ninth extensions of the stock repurchase program

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ITLA Capital Corporation reports earnings
For the year ended December 31, 2004

on August 12, 2004 and September 30, 2004, respectively. For the year ended December 31, 2004, we repurchased 678,601 shares at an average price of $44.72 per share. Since beginning share repurchases in April 1997, a total of 2,869,502 shares were repurchased returning approximately $67.2 million of capital to our shareholders at an average price of $23.43 per share. Through our stock repurchase program, approximately 97.0 percent of our contributed capital has been returned to shareholders. The Company's book value per share of common stock was $35.09 as of December 31, 2004, an increase of 12.1 percent from $31.30 per share as of December 31, 2003.

The Bank had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at December 31, 2004 of 11.02 percent, 12.21 percent and 13.47 percent, respectively, which represents $141.5 million, $149.4 million and $99.5 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes. In addition, the Company, the Bank's holding company, had Tier 1 leverage, Tier 1 risk based and total risk-based capital ratios at December 31, 2004 of 12.30 percent, 13.07 percent, and 16.00 percent, respectively, which represents $172.3 million, $180.6 million and $149.5 million, respectively, of capital in excess of the amount required to be "well capitalized".

Haligowski concluded: "I am proud of our 2004 financial performance. Our stock ended the year reaching a 52-week high, closing at $58.79, an increase of over 17% from the closing price of $50.10 at December 31, 2003. We've achieved record earnings and loan production during the year and our balance sheet has grown by over 25%, while returning approximately $30 million of capital to shareholders' during the year through our common stock repurchase program."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, increased costs from pursuing the national expansion of our small balance multi-family lending platform and operational challenges inherent in implementing this expansion strategy, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2005 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank and Imperial Capital Real Estate Investment Trust. Imperial Capital Bank has seven retail branch locations and thirty-one lending offices located in California, Nevada, Arizona, Texas, the Southeast, the Mid Atlantic states, the Metro New York area, and New England.

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	December 31,
	(unaudited)	2003
	(in thousands except share amounts)
Assets
Cash and cash equivalents	$ 87,580	$ 178,318
Investment securities available for sale, at fair value	66,845	53,093
Investment securities held to maturity, at amortized cost	296,028	-
Stock in Federal Home Loan Bank	23,200	17,966
Loans, net (net of allowance for loan losses of $35,483 and
$33,401 in 2004 and 2003, respectively)	1,793,815	1,505,424
Interest receivable	10,695	8,958
Other real estate owned, net	-	7,048
Premises and equipment, net	6,645	5,766
Deferred income taxes	10,468	11,609
Goodwill	3,118	3,118
Other assets	19,677	26,915
Total assets	$2,318,071	$1,818,215
Liabilities and Shareholders' Equity
Liabilities:
Deposit accounts	$1,432,032	$1,147,017
Federal Home Loan Bank advances and other borrowings	584,224	362,135
Collateralized mortgage obligations	-	15,868
Accounts payable and other liabilities	20,491	19,696
Junior subordinated debentures	86,600	86,600
Total liabilities	2,123,347	1,631,316
Commitments and contingencies
Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,703,894 and 8,447,294 issued in 2004
and 2003, respectively	69,327	61,704
Retained earnings	196,032	165,407
Accumulated other comprehensive income, net	78	155
	265,437	227,266
Less treasury stock, at cost - 3,154,290 and 2,475,689 shares
in 2004 and 2003, respectively	(70,713)	(40,367)
Total shareholders' equity	194,724	186,899
Total liabilities and shareholders' equity	$2,318,071	$1,818,215

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	(in thousands except per share amounts)
	2004	2003	2004	2003
Interest income:
Loans, including fees	$ 30,277	$ 26,665	$115,663	$110,578
Cash and investment securities	3,728	802	9,291	5,399
Total interest income	34,005	27,467	124,954	115,977
Interest expense:
Deposit accounts	8,285	5,935	27,916	24,616
Federal Home Loan Bank advances and other borrowings	3,024	1,320	7,272	5,175
Collateralized mortgage obligations	-	191	71	1,076
Junior subordinated debentures	1,600	-	6,159	-
Total interest expense	12,909	7,446	41,418	30,867
Net interest income before provision for loan losses	21,096	20,021	83,536	85,110
Provision for loan losses	1,275	660	4,725	7,760
Net interest income after provision for loan losses	19,821	19,361	78,811	77,350
Non-interest income:
Premium on sale of loans, net	-	-	9,284	8,983
Late and collection fees	79	60	338	252
Other	155	626	4,886	6,005
Total non-interest income	234	686	14,508	15,240
Non-interest expense:
Compensation and benefits	4,904	4,135	21,444	18,870
Occupancy and equipment	1,603	1,337	5,924	4,839
Other	3,806	3,251	14,666	13,006
Total general and administrative	10,313	8,723	42,034	36,715
Real estate owned expense, net	14	9	127	382
Provision for losses on other real estate owned	-	500	1,000	870
(Gain) loss on sale of other real estate owned, net	-	(100)	(415)	(40)
Total real estate owned expense, net	14	409	712	1,212
Total non-interest expense	10,327	9,132	42,746	37,927
Income before provision for income taxes and
minority interest in income of subsidiary	9,728	10,915	50,573	54,663
Minority interest in income of subsidiary	-	1,577	-	6,083
Income before provision for income taxes	9,728	9,338	50,573	48,580
Provision for income taxes	4,015	3,622	19,948	18,946
NET INCOME	$5,713	$5,716	$30,625	$29,634
BASIC EARNINGS PER SHARE	$0.98	$0.94	$5.04	$4.91
DILUTED EARNINGS PER SHARE	$0.93	$0.87	$4.75	$4.55

End